Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-116362, 333-138411, and 333-157804 on Form S-8 and Registration Statement Nos. 333-161492 and 333-174915 on Form S-3, of our report dated April 1, 2011 except for Note 16, as to which the date is August 23, 2011, relating to the financial statements of Lunda Construction Company as of December 31, 2010 and 2009 and each of the three years in the period ended December 31, 2010 (which report expressed an unqualified opinion) appearing in this Current Report on Form 8-K/A Amendment No. 1 of Tutor Perini Corporation.

/s/ Wipfli LLP

Eau Claire, Wisconsin
September 16, 2011